Exhibit A-3

LIMITED LIABILITY COMPANY AGREEMENT
FOR
TRANSLINK TRANSMISSION COMPANY, LLC

Dated as of           ,                 2002

LIMITED LIABILITY COMPANY AGREEMENT
FOR
TRANSLINK TRANSMISSION COMPANY, LLC

     This Limited Liability Company Agreement (this “Agreement”) of TRANSLink Transmission Company, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of this     day of          , 2002 by and among TRANSLink Management Corporation, a Delaware corporation (the “Corporate Manager”), Northern States Power Company, a Minnesota corporation, Northern States Power Company (Wisconsin), a Wisconsin corporation, Public Service Company of Colorado, a Colorado corporation, and Southwestern Public Service Company, a New Mexico corporation (collectively, “Xcel Energy”), MidAmerican Energy Company, an Iowa corporation (“MidAmerican”), Interstate Power and Light Company, an Iowa corporation and formerly known as IES Utilities Inc. and/or Interstate Power Company (“Alliant West”), Corn Belt Power Cooperative, an Iowa cooperative corporation (“Corn Belt Power”), and Omaha Public Power District, a political subdivision of the State of Nebraska (“Omaha Public Power,” and together with Xcel Energy, MidAmerican, Alliant West, Corn Belt Power and each Person who may be admitted from time to time prior to the Closing as a member of the Company, the “Initial Members”), and each Person who may be admitted from time to time after the Closing as a member of the Company (individually, including Corporate Manager and each Initial Member, a “Member,” and collectively, the “Members”).

RECITALS

     WHEREAS, the Initial Members desire to form a limited liability company for the purposes of engaging in the interstate transmission of electric energy, which limited liability company would satisfy the independence standards of Order No. 2000;

     WHEREAS, the Initial Members have determined to form a Delaware limited liability company in which they and Corporate Manager will be the initial Members; and

     WHEREAS, Corporate Manager has caused the Company to be organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act; and

     WHEREAS, Corporate Manager and the Initial Members now desire to enter into this Agreement to govern the affairs of the Company and the conduct of its business;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members adopt this Agreement and agree as follows:

ARTICLE 1

Definitions

     Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in that certain Schedule of Definitions for Corporate Agreements, attached hereto as Schedule 1.

ARTICLE 2

The Limited Liability Company

     2.1    Formation. The Members have formed the Company as a limited liability company pursuant to the provisions of the Act and in accordance with the further terms and provisions hereof. On           , 2002, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware in conformity with the Act. Each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents, and shall do or cause to be done all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements for the formation and/or operation and, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company shall desire to conduct its business.

     2.2    Name. The name of the Company shall be “TRANSLink Transmission Company, LLC” and its business shall be carried on in this name with such variations and changes as are necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted.

     2.3    Business Purpose. The purpose of the Company is to operate, maintain and expand Transmission Assets to provide for an adequate and reliable Transmission System that meets the needs of all users and that supports effective competition in energy markets without favoring any Market Participant; to offer non-discriminatory open-access transmission service pursuant to the TRANSLink Rate Schedule; to contract with one or more RTOs for the performance of certain functions required by Order No. 2000 with respect to the Company’s Transmission System; to assure the planning, reliability, and safety of, and to preserve and enhance the value of, the Transmission System; and to perform or contract for all duties and functions specified in the this LLC Agreement and the other Definitive Agreements; provided, however, that in no event shall the Company engage in or transact any activity or business that would result in the Company not being in compliance with the FERC Independence Rule and all applicable requirements of such other rules and orders as FERC may now or hereafter issue which are applicable to the Company. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company as described in the immediately preceding sentence.

     2.4    Registered Office and Agent. The registered office of the Company in the State of Delaware and its registered agent for service of process on the Company in the State of Delaware shall be as set forth in the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

     2.5    Term. The term of the Company shall commence on the date and time of the filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware (the “Formation Date”) and shall continue until dissolved and liquidated in accordance with Article 10 hereof.

     2.6    Principal Office and Places of Business. The mailing address and the street address of the principal office of the Company shall be located in the State of      , as determined by the Managing Member. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Managing Member may deem advisable.

     2.7    Title to Company Property. No real or other property of the Company shall be deemed to be owned by any Member individually. Legal title to all property of the Company shall be held and conveyed in the name of, and vested solely in, the Company. Each Member’s LLC Interest in the Company shall constitute personal property.

     2.8    The Members. The name, address and facsimile number and Percentage Interest of each Member is set forth on Schedule 2.8 attached hereto, which Schedule 2.8 shall be updated, from time to time, as provided under this Agreement.

     2.9    Fiscal Year. Unless the Tax Matters Partner shall at any time otherwise determine in accordance with Internal Revenue Code section 706, the fiscal year of the Company shall be the calendar year, and the initial Fiscal Year of the Company shall commence on the Formation Date and end on [December 31, 200  ].

     2.10    No State Law Partnership. The Members agree to form a limited liability company and intend that the Company not be a partnership (including a limited partnership) or joint venture under the laws of the State of Delaware or any other laws and that no Member be a partner or joint venture of any other Member for any purpose; provided, however, that to the extent permitted by applicable law, the Company shall be treated as a partnership for federal, state and local income tax purposes. This Agreement shall not be construed in any manner that is inconsistent with the foregoing.

     2.11    No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member shall have any liability for the debts, obligations or liabilities of the Company or any other Member.

     2.12    Transmission Control; Cash. In order for the Company to acquire ownership of, Functional Responsibility over, or otherwise exercise control over Transmission Assets covering the widest possible area, the Managing Member, on behalf of the Company, shall have the authority to:

          (a)   (i) cause the Company to enter into the Transfer Agreements with the Initial Members, as applicable, (ii) cause the Company to comply therewith, and (iii) on behalf of the Company, enforce the obligations of the Initial Members under their respective Transfer Agreements, as applicable;

          (b)   (i) subject to the provisions of this Agreement, including but not limited to Section 8.5, enter into Transfer Agreements (or agreements that are substantially similar to Transfer Agreements) on behalf of the Company with any Additional Participant on terms acceptable to the Managing Member, as determined by the Board, consistent with the rules and regulations of FERC, (ii) cause the Company to comply therewith, and (iii) ensure that each such Additional Participant comply with its obligations thereunder; and

          (c)   cause the Company to issue LLC Interests to Initial Members, Additional Participants or other Persons in consideration for (i) Transmission Assets and/or (ii) cash, contributed to the Company by such Initial Members, Additional Participants or other Persons, in each instance, in accordance with the terms set forth herein.

     2.13    Representations and Warranties of the Members. Each Member represents and warrants that:

          (a)   It is duly organized, validly existing and in good standing under the laws of the state of its organization;

          (b)   It has all requisite power and authority to enter into this Agreement; the execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly authorized by all necessary and appropriate action on the part of such Member; and this Agreement has been duly and validly executed and delivered by such Member and constitutes (assuming the due and valid execution and delivery of this Agreement by the other Members), the legal, valid and binding obligations of each Member, enforceable against each Member in accordance with its terms;

          (c)   There is no litigation pending or, to the best knowledge of such Member, threatened against such Member which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of the Company or any of such Member’s obligations under this Agreement;

          (d)   The execution, delivery and performance by such Member of this Agreement will not result in a breach of any of the terms, provisions, or conditions of any agreement to which such Member is a party which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of the Company or such Member’s obligations under this Agreement;

          (e)   The execution and delivery by such Member of this Agreement and the formation of the Company as a limited liability company does not require any approval, permits, consents, or waivers which have not already been obtained;

          (f)   The execution and delivery by such Member of this Agreement and the formation of the Company as a limited liability company does not require any filing by such Member with, or approval or consent of, any governmental authority which has not already been made or obtained, except the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware; and

          (g)   There are no claims, either administrative or judicial, at law or in equity, pending or, to the knowledge of such Member, threatened against it which could, if continued, have a material adverse affect on the business, operations, properties, assets or condition (financial or otherwise) of such Member, or the ability of such Member to perform its obligations under this Agreement.

ARTICLE 3

Capital Structure, Contributions and Capital Accounts

     3.1    LLC Interests.

          (a)   The Company shall issue three (3) classes of membership interests (the “LLC Interests”). Except as otherwise set forth herein, each LLC Interest shall be identical to each other LLC Interest in every respect and shall entitle the holder thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

          (b)   Class A Interests. Class A Interests shall be issued to a Member in consideration of such Member’s Capital Contributions of Transmission Assets pursuant to Section 3.2 hereof. Each Class A Interest shall be non-voting, and shall entitle its holder to cash distributions pursuant to Article 5 hereof. A holder of Class A Interests shall be reported on the Company’s tax returns as a partner for federal and, if applicable, state income tax purposes.

          (c)   Class B Interests. Class B Interests shall be issued to a Member in consideration of such Member’s (i) entering into an Asset Contribution Agreement, Lease Agreement, Private Power Operating Agreement or Public and Cooperative Power Operating Agreement, and/or (ii) making a cash contribution (including Start-Up Costs) to the Company. There shall be One Hundred (100) Class B Interests. Each Class B Interest shall entitle its holder to the voting rights set forth in Article 8 hereof. Class B Interests shall not entitle a Member to any distributions or payments from the Company; provided, however, that notwithstanding the foregoing, Class B Interests shall entitle a Member to payments made pursuant to Transfer Agreements between the Company and such Member, as applicable. Initially, each Member, other than the Corporate Manager, shall receive an amount of Class B Interests equal to its Member Proportional Value Share of the aggregate Class B Interests, as set forth on Schedule 3.1 (c) hereto. Thereafter, the number of Class B Interests held by each Member shall be adjusted (if necessary) at such time (and from time to time) as when the Managing Member adjusts the Member Proportional Value Share of each Member, so that, after giving effect to such adjustments, the number of Class B Interests held by each Member shall increase or decrease (if necessary) based on such Member’s adjusted Member Proportional Value Share. The Managing Member shall adjust the Member Proportional Value Share of each Member: (i) at any time that a Member withdraws pursuant to Sections 9.8 and 9.9 hereof; and (ii) once a year, not more than thirty (30) days after the Managing Member causes the Company to file a revised OATT, to account for (x) the addition of any Additional Participants as Members of the Company, (y) any additional Transmission Assets that have become subject to Transfer Agreements and/or any additional cash that has been contributed to the Company during such year, and (z) changes in the Net Book Value of Transmission Assets then subject to Transfer Agreements, which adjustments shall be made in accordance with the schedules to Section 5.1 of the Transfer Agreements. Not later than ten (10) days after adjusting the Member Proportional Value Share of each Member pursuant to this Section 3.1(c), the Managing Member shall send a written notice of such adjustment to each Member, which notice shall contain a detailed explanation of each such Member’s revised Member Proportional Value Share and adjusted holdings of Class B Interests, and shall update Schedule 3.1 (c), attached hereto, accordingly. As set forth in Section 9.9(b) hereof, upon the termination of any Lease Agreement, Private Power Operating Agreement or Public and Cooperative Power Operating Agreement, any Class B Interests issued in connection with such Lease Agreement, Private Power Operating Agreement or Public and Cooperative Power Operating Agreement will no longer be deemed to be outstanding, and all of the holder’s rights as a Member of the Company by reason of ownership of such Class B Interests will cease. A holder of Class B Interests shall not be reported on the Company’s tax returns as a partner for federal and, if applicable, state income tax purposes.

          (d)   Class C Interests. Class C Interests shall be issued to a Member in consideration of such Member’s Capital Contributions of cash (including Start-Up Costs) pursuant to Sections 3.3 and 3.4 hereof. Each Class C Interest shall be non-voting, shall accrue dividends per annum in accordance with the formula set forth in Schedule 3.1 (d) per annum (the “Class C Dividend”), and shall entitle its holder to cash distributions pursuant to Article 5 hereof. Such Class C Dividend shall be paid in equal monthly installments as set forth in Section 5.1 (iii). A holder of Class C Interests shall be reported on the Company’s tax returns as a partner for federal and, if applicable, state income tax purposes.

     3.2    Capital Contributions of Transmission Assets.

          (a)   Initial Capital Contributions. Each Initial Member that enters into an Asset Contribution Agreement as of the Closing shall contribute Transmission Assets (an “Initial Asset Capital Contribution”) as set forth therein on the Operations Date, (i) shall receive Class B Interests pursuant to Section 3.1(c), (ii) shall receive Class A Interests in consideration for such contribution, and (iii) shall have reflected in such Initial Member’s Capital Account (as defined below) the Net Book Value of such contributed Transmission Assets as of the date of such contribution, all to be set forth following such Initial Member’s name on Schedule 3.2 (a) attached hereto. In addition, Schedule 3.2 (a) shall set forth the price per interest at which each Class A Interest shall be issued. Each Initial Member agrees that the value of the Transmission Assets being contributed by such Initial Member at the Closing shall equal the Net Book Value of such Transmission Assets. Accordingly, the number of Class A Interests to be issued by the Company to each Initial Member that contributes Transmission Assets at the Closing shall equal the quotient obtained by dividing the (A) Net Book Value of such Transmission Assets, by (B) the price per interest of the Class A Interests.

          (b)   Subsequent Capital Contributions. Subsequent to the Closing, and subject to the provisions of this Agreement:

               (1)   Initial Members. To the extent permitted and in accordance with the Transfer Agreements, after the Closing, any existing Member that is an Initial Member may contribute additional Transmission Assets to the Company, (in each instance, an “Additional Asset Capital Contribution”) pursuant to an Asset Contribution Agreement. As of the date of such Asset Contribution Agreement (the “Additional Contribution Date”), such Initial Member’s Capital Account shall be increased to reflect the Net Book Value of such Additional Asset Capital Contribution, and the Company shall update Schedule 3.2 (a), attached hereto, accordingly. At such time, the Managing Member and such Initial Member shall determine, through good faith negotiations, the fair market value of the Company’s Class A Interests, and, accordingly, the price per interest at which the Company shall issue Class A Interests to such Initial Member in accordance with such Initial Member’s Additional Asset Capital Contribution. The number of Class A Interests to be issued by the Company to such Initial Member that makes an Additional Asset Capital Contribution shall equal the quotient obtained by dividing (A) the Net Book Value of the Transmission Assets so contributed, by (B) the fair market value price per interest of the Class A Interests, in each instance, as determined in accordance with this Section 3.2(b)(1). In the event that the Managing Member and the Initial Member making an Additional Asset Capital Contribution cannot agree, through good faith negotiation, on the fair market value of the price per interest of the Class A Interests, the Managing Member shall submit the matter for appraisal pursuant to an appraisal arbitration conducted in accordance with the practices and procedures of the American Arbitration Association.

               (2)   Additional Participants. An Additional Participant that enters into a Lease Agreement, Private Power Operating Agreement or Public and Cooperative Power Operating Agreement may become a Member by executing, delivering, adopting and acknowledging this Agreement, and, upon becoming a Member, shall receive Class B Interests in the Company in accordance with Section 3.1(c) herein. In addition, an Additional Participant may become a Member by making a Capital Contribution of Transmission Assets to the Company, provided that, (i) any such Additional Participant becomes a party to this Agreement by executing, delivering, adopting and acknowledging this Agreement, and (ii) such Additional Participant enters into an Asset Contribution Agreement in respect of the Transmission Assets contributed. Unless the Managing Member otherwise agrees, the valuation of such Capital Contribution shall not exceed its Net Book Value. Further, if the Managing Member agrees, in connection with the negotiations between the Managing Member and any such Additional Participant, to a valuation of such Capital Contribution in excess of its Net Book Value, the Members shall be entitled to exercise their veto right with respect to such valuation pursuant to Section 8.5 hereof, and the Managing Member shall call a meeting of the Members pursuant to Article 8 hereof for the purpose of a veto vote. In the event that the Members exercise their veto right, the Additional Participant shall have the right to either elect not to make such Capital Contribution, on the one hand, or to make such Capital Contribution and have it valued at its Net

Book Value, on the other hand. In addition, at such time, the Managing Member and the Additional Participant also shall determine, through good faith negotiations, the fair market value of the Company’s Class A Interests, and, accordingly, the price per interest at which the Company shall issue Class A Interests to such Additional Participant in accordance with such Additional Participant’s Capital Contribution of Transmission Assets pursuant to this Section 3.2(b)(2). The number of Class A Interests that the Company shall issue to an Additional Participant that makes a Capital Contribution of Transmission Assets pursuant to this Section 3.2(b)(2) shall equal the quotient obtained by dividing (A) the value of such Transmission Assets, by (B) the fair market value price per interest of the Class A Interests, in each instance, as determined in accordance with this Section 3.2(b)(2). Upon the satisfaction of the foregoing, and in the event that the Additional Participant elects to make the Capital Contribution of Transmission Assets, as of the date of such Asset Contribution Agreement (the “New Contribution Date”), such Additional Participant (x) shall become a Member, (y) shall receive Class A Interests (as determined in accordance with this Section 3.2(b)(2)) and Class B Interests in the Company, and (z) shall receive a Capital Account reflecting, as applicable, either (a) the value of such Additional Participant’s Capital Contribution as determined by the Managing Member, or (b) in the event that the existing Members exercise their veto right, the Net Book Value of such Additional Participant’s Capital Contribution, calculated as of the New Contribution Date, and the Company shall update Schedule 3.2 (a), attached hereto, accordingly.

     3.3    Capital Contributions of Cash.

          (a)   Initial Capital Contributions of Cash by Initial Members. Each Initial Member agrees to make an initial Capital Contribution of cash to the Company in accordance with and subject to the limitations set forth in Section 3.4 herein and, in connection therewith, (i) shall receive Class B Interests pursuant to Section 3.1(c), (ii) shall receive Class C Interests in consideration for such initial Capital Contribution of cash in accordance with the immediately succeeding sentence, and (iii) shall have reflected in such Initial Member’s Capital Account the amount of such contributed cash as of the date of such initial Capital Contribution of cash, all to be set forth following such Initial Member’s name on Schedule 3.2 (a) attached hereto. The price per interest for the Class C Interests issued to Initial Members pursuant to this Section 3.3(a) shall be identical to the price per interest for the Series A Interests issued to Initial Members in accordance with Section 3.2(a) above. Any subsequent Capital Contribution of cash made by an Initial Member shall be made pursuant to Section 3.3(b) below. In addition, at the Closing, the Corporate Manager shall contribute US$[100.00] to the Company in consideration for Class C Interests, and shall have a corresponding credit reflected in the Corporate Manager’s Capital Account.

          (b)   Additional Capital Contributions of Cash Made by Initial Members, Additional Participants or Other Persons. Subsequent to the Closing, and subject to the provisions of this Agreement, the Managing Member shall have the right to issue Class C Interests for Capital Contributions of cash made by an Initial Member, Additional Participant or other Person. In addition, at such time, the Managing Member and such Initial Member, Additional Participant or other Person, as applicable, also shall determine, through good faith negotiations, the fair market value of the Company’s Class C Interests, and, accordingly, the price per interest at which the Company shall issue Class C Interests in accordance with this

Section 3.3(b). The number of Class C Interests that the Company shall issue to an Initial Member, Additional Participant or other Person, as applicable, that makes a Capital Contribution of cash to the Company pursuant to this Section 3.3(b) shall equal the quotient obtained by dividing (A) the dollar amount of such Capital Contribution of cash, by (B) the fair market value price per interest of the Class C Interests, as determined in accordance with this Section 3.3(b). Concurrently with an initial Capital Contribution of cash made by an Additional Participant or other Person pursuant to this Section 3.3(b), such Additional Participant or other Person shall become a Member by executing, delivering, adopting and acknowledging this Agreement. Upon the satisfaction of the foregoing, such Initial Member, Additional Participant or other Person, as applicable (x) shall receive Class B Interests pursuant to Section 3.1(c), (y) shall receive Class C Interests (as determined in accordance with this Section 3.3(b)) in consideration for such Capital Contribution of cash, and (z) shall receive a Capital Account reflecting the amount of such Capital Contribution of cash, and the Company shall update Schedule 3.2 (a), attached hereto, accordingly.

          (c)   Additional Tax Related Cash Contribution. At any time that the Company issues Class C Interests, in exchange for cash contributions, to any Person that is tax exempt, including, but not limited to, any issuance of Class C Interests in connection with the exercise by such tax exempt Person of any Preemptive Rights held pursuant to Section 9.7 of this Agreement or pursuant to any other agreement or understanding, the Company may increase the price to be paid by such tax exempt Person for such Class C Interests as follows: To the extent that the Company determines that its recovery of costs or rate payments received in connection with the provision of transmission service will be reduced because of such Person’s tax exempt status, the Company may increase the price paid by such Person for its Class C Interests (such increase either to be paid, as determined by the Company, at the time of purchase or periodically) to take into account the expected future reduction in revenue of the Company due to such Person’s tax exempt status. The Company shall calculate the amount of any such price increase and provide such calculation (and reasonable detail and/or backup) to such tax exempt Person and all other Members. The Company’s calculation of such price adjustment shall be conclusive for purposes of this Section 3.3.

     3.4    Start-Up Costs.

          (a)   The Initial Members shall be obligated to (and hereby covenant and agree to) contribute their share of Start-Up Costs, which Start-Up Costs are as set forth in an initial budget attached hereto as Schedule 3.4 (a). No Initial Member shall have any obligation to pay for any Start-Up Costs in excess of such amounts set forth in the initial budget attached hereto as Schedule 3.4 (a). Pursuant to Transfer Agreements, the Excepted Public Power Participants shall also be obligated to contribute a share of the Start-Up Costs. From and after Closing, responsibility for contributing capital to fund Start-Up Costs shall be borne by the Initial Participants (including the Excepted Public Power Participants), pari passu, based on the relative Proportional Value Share (as determined at the time of the Closing) of each such Initial Participant (including the Excepted Public Power Participants). In accordance with Sections 3.1(d) and 3.3(a), upon making a contribution in respect of Start-Up Costs, among other things, an Initial Member’s Capital Account shall be increased to reflect such contribution and such Initial Member shall receive Class C Interests in consideration for such contribution. At the time of the Closing, each Initial Member (i) shall be credited with a Capital Account equal to the total amount previously contributed by such Initial Member for Start-Up Costs TRANSLink Development Company LLC (“TRANSLink Development Company”); and (ii) shall receive Class C Interests in accordance with Section 3.3(a) above.

          (b)   In addition to capital contributions previously made by the Initial Members to TRANSLink Development Company, such Initial Members also loaned certain amounts to TRANSLink Development Company to be applied toward Start-Up Costs. Upon execution of this Agreement, TRANSLink shall assume the obligations of TRANSLink Development Company with respect to such loans which shall be evidenced by interest bearing promissory notes in a form substantially similar to that set forth in Schedule 3.4 (b) (i) attached hereto (each, a “Initial Member Note”). Schedule 3.4 (b) (ii) attached hereto sets forth the amount of any such loans.

          (c)   To the extent determined appropriate and feasible by the Corporate Manager, the Company will use its best efforts to obtain, within a period one hundred eighty (180) days following the Operations Date, debt financing in an amount not less than fifty percent (50%) of the aggregate Net Book Value of all of the Transmission Assets that are subject to Asset Contribution Agreements. To the extent permitted by the terms and conditions of such debt financing, the Company may distribute the proceeds of such debt financing to the Members who have entered into such Asset Contribution Agreements in an amount of up to fifty percent (50%) of the Net Book Value of the Transmission Assets with respect to which each such Member has entered into Asset Contribution Agreements. From time to time, subject to the approval of Corporate Manager, the Company may enter into additional debt financings and, to the extent permitted by the terms and conditions of such debt financings secured by the assets contributed by Members, distribute the proceeds of such debt financings to such Members that have contributed such assets to the Company pursuant to the Asset Contribution Agreements in proportion to such contributions.

     3.5    No Other Capital Contributions. Except as provided in Sections 3.2, 3.3, 3.4 and 10.7(d), no Member shall be obligated to make any Additional Capital Contributions to the Company’s capital.

     3.6    Capital Accounts. Each Member shall have a capital account (a “Capital Account”) which account shall be credited with (i) the Capital Contributions (net of liabilities that the Company is considered to assume or take subject to, under Internal Revenue Code section 752) contributed or otherwise transferred by such Member to the Company as set forth in Sections 3.2, 3.3 and 3.4; and (ii) allocations of Profits to it pursuant to Section 4.1 hereof. Each Member’s Capital Account shall be debited with (i) the amount of cash and the Book Tax Value of other property distributed to such Member (net of liabilities that such Member is considered to assume or take subject to, under Section 752 of the Internal Revenue Code) and (ii) allocations of Losses to it pursuant to Section 4.1 hereof. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

     3.7    No Interest on Capital Contributions. Except as otherwise set forth in Section 3.4(b) herein or the Transfer Agreements, no Member shall be entitled to demand or receive interest on its Capital Contributions.

     3.8    No Right of Withdrawal. No Member shall have the right to withdraw any portion of such Member’s Capital Contributions to, or to receive any distributions from, the Company, except as provided in Articles 5 and 10 hereof.

     3.9    Loans. The Company may borrow funds at reasonable rates from third parties or enter into other similar credit, guarantee, financing or refinancing arrangements with third parties for any prudent business purpose.

     3.10  Transfers. In the event that all or a portion of a Class A Interest and/or a Class C Interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred LLC Interest(s), and all allocations of Profits or Losses pursuant to Article 4 hereof with respect to such transferred LLC Interest(s) shall be allocated, as between the transferor and the Transferee, by taking into account their varying interests in accordance with Internal Revenue Code Section 706.

ARTICLE 4

Allocation of Profit and Loss

     4.1    Allocation of Profit and Loss.

          (a)   Allocations to Capital Accounts. After giving effect to the special allocations provided in Section 4.1(b) and (c) hereof, and after payment of all expenses to unaffiliated third parties, payment of the Management Fee to the Corporate Manager, and payments to the Members under Transfer Agreements:

               (i)   Profits of the Company shall be allocated among the Members in the following manner and order of priority: (A) First, until the cumulative Profits allocated pursuant to this Section 4.1(a)(i) for the current and all prior fiscal years equal the cumulative Losses, if any, allocated among the Members pursuant to Section 4.1(a)(ii) for all prior fiscal years, to the Members in the same chronological order and in the same proportions in which the Losses were previously allocated; (B) Second, to the holders of Class C Interests such that the amounts allocated in the current period and all prior periods equals the total accrued Class C Dividends on such Class C Interests; and (C) Third, to the holders of Class A and Class C Interests, pro rata, based on their respective Percentage Interests.

               (ii)   Losses of the Company shall be allocated among the Members in the following manner and order of priority: (A) First, until the cumulative Losses allocated pursuant to this Section 4.1(a)(ii) for the current and all prior fiscal years equal the cumulative Profits, if any, allocated among the Members pursuant to Section 4.1(a)(i) for all prior fiscal years, to the Members in the same chronological order and in the same proportions in which the

Profits were previously allocated; (B) until the cumulative Losses allocated pursuant to this Section 4.1(a)(ii) for the current year and all prior fiscal years equal the aggregate Capital Accounts of the holders of all LLC Interests, to the holders of all LLC Interests in proportion to their respective Capital Accounts; and (iii) Third, to the holders of Class A and Class C Interests, pro rata, based on their respective Percentage Interests.

          (b)   Special Allocations. Notwithstanding any other provision of this Section 4.1, the following special allocations shall be made for such taxable period:

               (1)   Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4.1, if there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i) of the Treasury Regulations, or any successor provisions. For purposes of this Section 4.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1(b) with respect to such taxable period (other than allocations pursuant to Sections 4.1(b)(5) and 4.1(b)(6)). This Section 4.1(b)(1) is intended to comply with the “minimum gain chargeback” requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

               (2)   Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.2(b)(1)), except as provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Minimum Gain attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) of the Treasury Regulations, or any successor provisions. For purposes of this Section 4.1(b)(2), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1(b), other than Sections 4.1(b)(1), 4.1(b)(5) and 4.1(b)(6), with respect to such taxable period. This Section 4.1(b)(2) is intended to comply with the chargeback of items of income and gain requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

               (3)   Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(b)(1) or (2).

               (4)   Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.1(b)(4) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 4.1(b) have been tentatively made as if this Section 4.1(b)(4) were not in this Agreement.

               (5)   Company Nonrecourse Deductions. Company Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with the ratio in which Net Income or Net Loss are allocated for that taxable period. If the Managing Member determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Internal Revenue Code, the Managing Member is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

               (6)   Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Treasury Regulations. If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

               (7)   Company Nonrecourse Liabilities. For purposes of Section 1.752-3(a)(3) of the Treasury Regulations, the Members agree that Company Nonrecourse Liabilities in excess of the sum of (A) the amount of Minimum Gain attributable to Company Nonrecourse Liabilities and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective shares of Net Income of the Company as determined by the mutual agreement of the parties.

               (8)   Internal Revenue Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Internal Revenue Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset), or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

               (9) Curative Allocation.

                    (i)   Notwithstanding any other provision of this Section 4.1, other than those allocations set forth in this Section 4.1(b) (other than this Section 4.2(b)(9)) (“Special Allocations”), the Special Allocations shall be taken into account in making those allocations set forth in Section 4.1(a) (“Agreed Allocations”) so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Special Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Special Allocations and the related allocations set forth in this Section 4.2(b)(9)(i) not otherwise been provided in this Section 4.1. Notwithstanding the preceding sentence, Special Allocations relating to (1) Company Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Minimum Gain attributable to Company Nonrecourse Liabilities and (2) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Minimum Gain attributable to Member Nonrecourse Debt. Allocations pursuant to this Section 4.1(b)(9)(i) shall be made with respect to Special Allocations only to the extent the Managing Member reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section 4.1(b)(9)(i) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing Member reasonably determines that such allocations are likely to be offset by subsequent Special Allocations.

                    (ii)   The Managing Member shall have discretion, with respect to each taxable period, to (1) apply the provisions of Section 4.1(b)(9)(i) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Special Allocations, and (2) divide all allocations pursuant to Section 4.2(b)(9)(i) among the Members in a manner that is likely to minimize such economic distortions.

               (c)   Special Rules. It is intended that (i) the Capital Accounts be maintained at all times in accordance with Section 704 of the Internal Revenue Code and applicable Treasury Regulations, (b) the Capital Accounts be increased or decreased by any items required by the Regulations under Section 704(b) of the Internal Revenue Code to increase or decrease, respectively, a Member’s Capital Account, and (c) the provisions hereof relating to the Capital Accounts be interpreted in a manner consistent therewith. The Managing Member shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 4.1 if necessary in order to comply with Section 704 of the Internal Revenue Code or applicable Treasury Regulations thereunder; provided, however, that no such change shall have a material adverse effect upon the amount distributable to any Member hereunder.

               (d)   Redeterminations. If for any taxable period of the Company, the Company is deemed to have a net increase (or decrease) in taxable income as a result of a redetermination by a tax authority resulting from transactions between the Company and any Member or any Affiliate of any Member, the item or items of Profits or Losses that resulted in such increase (or decrease) in taxable income shall be allocated to the Member that was (or the Affiliate of which was) a party to the transaction and the Capital Accounts of the Members shall reflect such allocations.

     4.2 Tax Allocations.

          (a)   If, as a result of contributions of property by a Member to the Company or as a result of an adjustment to the Book Tax Value of Company assets pursuant to this Agreement, there is a disparity between the Book Tax Value of any Company asset and the Company’s adjusted tax basis in such asset, any items of income, gain, loss and deduction with respect to such property shall be allocated among the Members so as to take into account such variation between the Book Tax Value and the adjusted tax basis of such asset, consistent with Internal Revenue Code section 704(c) and the Treasury Regulations thereunder using such method as is permitted under the Treasury Regulations that is reasonably selected by the Tax Matters Partner, taking into account any recommendations made by the Members.

          (b)   Any elections or other decisions relating to the maintenance of Capital Accounts or the allocation provisions of this Article 4 shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

ARTICLE 5

Distributions

     5.1    Cash Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, and after setting aside such funds as are required to meet the Company’s minimum requirements for cash for operations, maintenance, administrative expenses (including property tax), depreciation, other overhead expenses incurred in the normal operation of the Company’s business, principal (to the extent not already taken into account as part of depreciation) and interest on outstanding indebtedness, any reasonable reserves for working capital or other reserves established and/or required pursuant to any such outstanding indebtedness, for each month, the Managing Member shall distribute cash flow on or before the last day of the immediately succeeding month, as follows:

          (i)   First, payments shall be made to Corporate Manager for any outstanding Management Fees, which payments shall be treated as payments under Internal Revenue Code Section 707(c);

          (ii)  Second, any remaining cash flow available for distribution shall be distributed, pari passu, to Members that are parties to Transfer Agreements for all amounts then owed to them, for the current month and all prior months, for Monthly Transfer Payments (as set forth in Schedule 5.1 to each of such Transfer Agreements) other than the “Return on Equity” component of each such Transfer Payment (the “ROE Component”), which is set forth in Schedule 5.1 of each Transfer Agreement;

          (iii)  Third, any remaining cash flow available for distribution shall be distributed, pari passu, to Members (A) that are parties to Transfer Agreements for all amounts then owed to them, for the current month and all prior months, for their respective ROE Components under the Transfer Agreements, and (B) holding Class C Interests in respect of their accrued but unpaid Class C Dividends, for the current month and all prior months as set forth in Schedule 3.1 (d) attached hereto; and

          (iv) Thereafter, any remaining cash flow available for distribution (the “Remaining Cash Flow”) shall be distributed to the Members holding Class A Interests and/or Class C Interests, based on their respective Percentage Interests. Further, the aggregate amount distributed pursuant to Members holding Class A Interests and/or Class C Interests pursuant to this Section 5.1(iv) in any calendar year shall be no less than the product of (I) the Tax Percentage and (II) the Tax Matters Partner’s computation of the amount of the Company’s taxable income allocated to each Member pursuant to Article 4. For purposes of this Section 5.1, the initial “Tax Percentage” shall be forty percent (40%), which percentage may be increased or decreased by the Tax Matters Partner upon its good faith determination that the aggregate applicable federal and state income tax rate has been increased or decreased by the relevant governmental entity.

With respect to the foregoing, all amounts distributed to Members pursuant to Transfer Agreements (including their ROE Components) shall be treated as payments under Internal Revenue Code Section 707(c).

     5.2    Distributions in Kind. No distributions of property other than cash shall be made.

     5.3    No Right to Distributions. No Member shall have the right to demand or receive distributions of any amount, except as expressly provided in this Article 5.

     5.4    Withholding. If the Company is required to withhold with respect to any payments, distributions or allocations to a Member by applicable federal, state, local or foreign tax laws, the Company may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 5.4 shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions or allocations any amounts it was required to withhold, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for such withholding; or (ii) reduce any subsequent distributions to such Member by the amount of such withholding. The obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member Transfers its LLC Interest(s) in the Company or after a withdrawal by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

ARTICLE 6

Accounting and Reports

     6.1    Books and Records.

          (a)   The Company shall maintain or cause to be maintained at its principal office, this Agreement and all amendments thereto and full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, profits and losses, and all other books, records and information required by the Act as necessary for recording the Company’s business and affairs. The Company’s books and records for financial reporting purposes shall be maintained in accordance with GAAP, consistently applied, except to the extent provided hereunder for purposes of maintaining Capital Accounts in accordance with Article 3 hereof and calculating the Profits or Losses allocated thereto in accordance with Article 4 hereof. Such documents, books and records shall be maintained until two (2) years after the termination and liquidation of the Company. The Company’s financial statements shall also be kept in accordance with all applicable regulatory requirements, including FERC’s Uniform System of Accounts, and such financial statements shall be used in connection with setting the Company’s rates, which are subject to regulation by FERC.

          (b)   Except as any such right may be limited by the Standards of Conduct or any applicable requirements of such orders or rules as FERC may now or hereafter issue regarding access to facilities, books and records of RTOs, each Member shall have the right at reasonable times during usual business hours to examine, audit and make copies of the books of account and other financial and accounting books and records of the Company and other books and records relating to the reserves, assets, liabilities and expenses of the Company and expenditures by the Managing Member on behalf of the Company, including all information necessary to enable each Member to prepare all federal, state and local tax returns and reports and to support and defend such returns and reports; provided, however, that none of the foregoing activities shall be conducted in a manner that unreasonably interferes with the Company’s operations or business or provides any Member (other than the Managing Member) with information that is proprietary or that gives such member a competitive advantage that is not permitted by Order No. 2000 or any other applicable requirements of such rules or orders as FERC may now or hereafter issue regarding RTOs. Such right may be exercised through any agent or employee of a Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all expenses incurred in any inspection, audit or examination made at such Member’s behest. Should any inspection, audit or examination disclose any immaterial errors or immaterial improper charges, the Managing Member shall make, or cause to be made, appropriate adjustments therefor. In the event such errors or such improper charges are material and disadvantage one Member relative to the other Members, the Managing Member shall (i) reimburse the Company therefor and (ii) bear all reasonable expenses of such inspection, audit or examination.

     6.2    Reports to Members.

          (a)   As soon as available to the Company and in any event within thirty (30) days after the end of the first eleven (11) months of each Fiscal Year and within forty-five (45) days after the end of the last month of each Fiscal Year, the Managing Member shall cause to be prepared and sent to each Member for the prior month and for the period from the beginning of such Fiscal Year to the end of such fiscal month, a financial statement package which shall (i) be prepared in accordance with GAAP (except that certain footnotes may be omitted); and (ii) set forth in each case in comparative form versus both the figures for the previous Fiscal Year, and the forecast for the current Fiscal Year.

          (b)   As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, the Managing Member shall provide to each Member audited financial statements of the Company for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by such certified public accountants as may be selected by the Managing Member.

          (c)   The Company or the Managing Member shall provide to each Member on a timely basis such information as a Member may reasonably request regarding the details of transactions recorded in the financial statements described in Subsections 6.2(a) and 6.2(b) hereof.

          (d)   As requested, the Company shall provide to each Member such information as may be necessary for them to comply with applicable financial reporting requirements of any competent governmental authorities or agencies or stock exchange on which the shares of any such company are listed including, without limitation, the New York Stock Exchange and the U.S. Securities and Exchange Commission and such information regarding the financial position, business, properties or affairs of the Company as a Member may reasonably request.

          (e)   The Company or the Managing Member shall promptly notify all Members of any bona fide proposals to acquire the Company or any significant portion thereof or any proposal involving a change of control of the Company.

     6.3    Tax Matters.

          (a)   The Corporate Manager is hereby designated the “Tax Matters Partner” for federal income tax purposes pursuant to Section 6231 of the Internal Revenue Code with respect to all taxable years of the Company and is authorized to do whatever is necessary to qualify as such. Each Member hereby agrees to join in the execution of such forms or documents or to take such other actions as may be necessary or appropriate to designate the Corporate Manager as the Tax Matters Partner. Any direct or indirect costs and expenses incurred by the Tax Matters Partner, acting in its capacity as such, shall, upon submission of an adequate accounting, be deemed costs and expenses of the Company, and the Company shall reimburse the Tax Matters Partner for such amounts. The Members hereby agree that the Company shall indemnify the Tax Matters Partner pursuant to Article 11 of this Agreement from and against any and all damages asserted against or incurred by the Tax Matters Partner in connection with any actions which the Tax Matters Partner reasonably believes to be within the scope of the authority conferred on it pursuant to this Agreement.

          (b)   The Tax Matters Partner shall prepare or cause to be prepared all tax returns required of the Company. As soon as practicable after the end of each taxable year (but in no event later than June 30 after the end of the taxable year, in the case of federal returns, or later than July 31 after the end of the taxable year, in the case of state, local or foreign returns), the Tax Matters Partner shall furnish to each Member such information in the possession of the Tax Matters Partner requested by such Member as necessary to timely fulfill such Member’s federal, state, local and foreign tax obligations, including Schedule K-1, or any similar form as may be required by the Internal Revenue Code or the Internal Revenue Service (the “IRS”). The Members shall file their respective tax returns, as such pertain to the business of the Company, in a manner consistent with the Company’s tax and information returns.

          (c)   The Tax Matters Partner shall use its best efforts to do all acts and take whatever steps are required to maximize, in the aggregate, the federal, state and local income tax advantages available to the Company and shall defend all tax audits and litigation with respect thereto.

          (d)   In the event that the Company shall be the subject of any audit, assessment of taxes, other examination by any tax authority, proceedings, or appeal of such a proceeding relating to taxes, whether administrative or judicial (a “Tax Contest”), to the extent the Company is treated as an entity for purposes of such Tax Contest, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof, except to the extent otherwise provided in Internal Revenue Code section 6224(c).

          (e)   The Members hereby authorize the Tax Matters Partner to make (or cause to be made) any elections for tax purposes, including any election under Internal Revenue Code section 754, as it determines, in its reasonable discretion, except to the extent inconsistent with Article 4 hereof with respect to the maintenance of Capital Accounts and allocations thereto; provided, however, that the Tax Matters Partner may not make (or cause to be made) any election or otherwise take any action or allow any action to be taken to cause the Company to be treated as an association taxable as a corporation without the approval of a Majority of the Members.

          (f)   Each Member hereby agrees to provide the Tax Matters Partner with reasonable access to such Member’s books and records relating to any assets contributed by such Member to the Company, to the extent that information in such books and records is required by the Tax Matters Partner in order to prepare any tax or information returns of the Company or to defend any tax audits or litigation relating thereto.

     6.4    Annual Operating Budget and Five Year Plan. No later than sixty (60) days before the end of each Fiscal Year, the Board shall prepare in good faith and submit to the Members, for their information and comment (but not for their approval), an annual operating budget (“Annual Operating Budget”) and five year plan, each of which shall, in the best judgment of the Managing Member, reflect reasonable expectations for the Company during the period covered. The Board shall, in its sole discretion, approve the Annual Operating Budget and any amendments thereto.

ARTICLE 7

Duties and Responsibilities of the Managing Member

     7.1    General Management.

          (a)   Except as otherwise expressly provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement, the Managing Member, in its capacity as a Member of the Company under the Act, shall have sole and complete charge and management of all the affairs and business of the Company, in all respects and in all matters. The Managing Member shall be an agent of the Company, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member of the Company. Except as otherwise expressly provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement, the Members other than the Managing Member shall not participate in the control of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind the Company. Except as expressly provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement or required by any nonwaivable provisions of applicable law, Members other than the Managing Member shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business.

          (b)   At all times the Managing Member shall be a fiduciary of the Company and shall act in good faith and in a manner that the Managing Member reasonably believes to be in the best interests of the Company. In managing the business and affairs of the Company, the Managing Member shall perform its duties in a manner consistent with its duties to the Members under this Agreement. In performing such duties, the Managing Member shall consider the interests of the Members solely in their capacity as investors in the Company and shall have no duty to consider, and shall not consider, any other interests that the Members may have in any other business, asset or liability, including any Members’ interests as participants in the electric markets served by the Company.

          (c)   Subject to all applicable laws, regulations, and the OATT, at all times the Managing Member shall operate, maintain, plan and shall expand the Company’s Transmission System to meet the needs of all users of such Transmission System in a non-discriminatory manner, consistent with all applicable requirements of Order No. 2000 and such other orders or rules as the FERC may now or hereafter issue affecting independent transmission companies.

     7.2    Exclusive Control. Except as otherwise expressly provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement, the Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it reasonably deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Managing Member shall have the right to manage and make decisions in a manner that the Managing Member reasonably believes will foster the long term growth and prospects of the business, and the Managing Member shall have no duties or liabilities to another Member or other Person for actions and decisions that the Managing Member reasonably believes are necessary, appropriate or consistent with such long term growth and prospects. The Managing Member shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member.

     7.3    Specific Responsibilities of Managing Member. As the manager of the Company, the Managing Member shall take all actions consistent with applicable law and Good Utility Practice to assure that the Company has the following characteristics: (i) the Company will be independent of any Market Participant; (ii) the Company will maintain the short term reliability of the Transmission System; (iii) the Company will be a member of, or will otherwise obtain services from, one or more approved host RTOs and operate a Control Area (or Control Areas) within such RTOs which may include Subordinate Load Balancing Areas operated by certain Members on behalf of the Company pursuant to agreement (if determined appropriate, the Company may become an RTO); (iv) all Transmission Assets operated by the Company will be part of one or more approved RTOs and the Members will not be separate transmission owners under the RTOs; (v) the Company will administer rate schedules and employ transmission pricing system(s); (vi) the Company will create mechanisms to manage and accurately price transmission congestion employing market mechanisms when and where feasible; (vii) the Company will develop and implement procedures to address parallel path flow issues; (viii) the Company will plan, coordinate and build, in its own name where permitted, necessary transmission additions and upgrades; (ix) the Company will establish ratings and operating procedures for facilities under its control; (x) the Company will set transmission maintenance and outage schedules; and (xi) the Company will coordinate maintenance for generators located within its Transmission System.

     7.4    Certain Powers. Except as otherwise expressly provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement, the Managing Member shall have the exclusive right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts at the expense of the Company, deemed by the Managing Member to be necessary or appropriate to effectuate the business of the Company consistent with Good Utility Practice and all other applicable laws. Except as expressly provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement and, without limiting the generality of the foregoing, the Managing Member shall have full and complete power and authority, without the approval of any other Member:

          (a)   to conduct any business that is not inconsistent with the Company’s purpose as set forth in Section 2.3 hereof or the provisions of Section 7.1(c) hereof, and to exercise any rights and powers, permitted of a limited liability company organized under the laws of the State of Delaware, in any state, territory, district or foreign country as the Managing Member deems necessary or advisable;

          (b)   to acquire by purchase, lease or otherwise, and/or to otherwise own, hold, operate, finance, maintain, improve, lease, sell, convey, mortgage, transfer or dispose of any property or other assets that the Managing Member deems necessary or advisable;

          (c)   to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate and/or carry out any contract and agreements of any kind and nature, including without limitation, contracts and agreements with any Member or any agent of the Company, as the Managing Member deems necessary or advisable, but only in such a manner that is consistent with the provisions of this Agreement and the Standards of Conduct;

          (d)   to lend money and to invest and reinvest its funds;

          (e)   to sue and be sued, complain and defend, and participate in administrative, judicial and other proceedings, in the name of, and on behalf of, the Company;

          (f)   to pay, collect, compromise, arbitrate or otherwise adjust or settle any and all claims or demands of or against the Company, in such amounts and upon such terms and conditions as the Managing Member shall reasonably determine;

          (g)   to, from time to time, employ, engage, hire or otherwise secure the services of such Persons, including any Member, as the Managing Member may deem necessary or advisable for the proper execution of its duties as Managing Member hereunder, provided such services are within the scope of the foregoing authority granted to the Managing Member hereunder, with such employment to be for such reasonable compensation and upon such reasonable terms and conditions as the Managing Member shall determine, but only in such a manner that is consistent with the provisions of this Agreement and the Standards of Conduct;

          (h)   to, from time to time, appoint such executive officers as the Managing Member deems necessary or advisable, define and modify, from time to time, such executive officers’ duties, and fix and adjust, as appropriate, such executive officers’ compensation;

          (i)   to borrow money and issue evidences of indebtedness necessary, convenient or incidental to the business of the Company, and secure the same by mortgage, pledge or other lien on any tangible assets of the Company;

          (j)   to prepare, execute, file, record, publish and deliver any and all instruments, documents or statements necessary or convenient to effectuate any and all actions that the Managing Member is authorized to take on behalf of the Company;

          (k)   to deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any Person who has provided services to, lent money to, sold property to, or purchased property from the Company or a Member, or any Person who may do so in the future, but only in such a manner that is consistent with the provisions of this Agreement, and the Standards of Conduct; and

          (1)   to establish all accounting and tax policies that the Company will use to maintain its books and records.

     7.5    Restrictions on Other Members. Except as expressly provided in Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement or required by any nonwaivable provision of the Act or other applicable law, no Member other than the Managing Member shall (a) have the right to vote on or consent to any other matter, act, decision or document involving the Company or its business, (b) have the authority to sign or deliver any instrument transferring or affecting the Company’s interest in any real property, or (c) take part in the day-to-day management, or the operation (except as set forth in the Transfer Agreements) or control, of the business and affairs of the Company. Except to the extent expressly delegated by the Managing Member, no other Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

     7.6    Personnel. The Managing Member may, in its sole discretion, employ for the Company such personnel as it deems appropriate, but only in such a manner that is consistent with the provisions of this Agreement.

     7.7    Restrictions on Managing Member. Notwithstanding any contrary provision of this Agreement, without the approval or written consent of all of the Members, the Managing Member shall not have the authority to:

          (a)   Knowingly perform any act that would subject any Member to liability for the debts, liabilities or obligations of the Company;

          (b)   Except as set forth in Sections 3.2, 3.3 and 10.7 (d), require any Member to make Additional Capital Contributions to the Company; or

          (c)   Except for such adjustments or revaluations as are contemplated in (i) the definition of Book Tax Value set forth in Article 1 hereof, or (ii) Section 4.1 hereof, revalue, or cause to be revalued, any assets of the Company.

ARTICLE 8

Actions by Members

     8.1   Voting. Voting rights shall be exercised exclusively by the holders of Class B Interests, except as otherwise set forth in Section 8.3(d) below. Class A Interests and Class C Interests shall be non-voting. Except as otherwise provided in this Agreement, all matters with respect to which the Members have voting rights pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 hereof, shall be subject to approval by a Majority of the Members.

     8.2   Meetings. Meetings of the Members shall be held at the call of the Managing Member or by a Majority of the Members and only for the purpose of seeking the vote of the Members as required hereunder and for other purposes set forth in the notice of the meeting as may be required by law. The Members may take action by the vote of Members at a meeting in person or by proxy, or without a meeting by written consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if a Majority of the Members consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent, including but not limited to the exercise of the Members’ veto power, shall a meeting of the Members be called or notice be given; however, a copy of the action taken by written consent shall be sent promptly to all Members and filed with the minutes of the proceedings of the Members.

     8.3   Notice, Place of Meetings, Quorum, Proxies and Vote Required.

          (a)   Notice. Meetings of the Members may be called by the Managing Member or by a Majority of the Members upon at least five (5) days prior written notice. The notice shall state: (i) the place, day and hour of the meeting; (ii) the Members calling the meeting; (iii) the purpose(s) for which the meeting is being called, and (iv) shall contain copies of all documents to be approved or proposed votes to be taken at such meeting, to the extent they are then available. Documents or proposed votes available after the time of such notice shall be sent to the Members as soon as practicable.

          (b)   Place of Meetings. Meetings of the Members may be held at any place. However, any one or more of the Members may participate in any such meeting of the Members by means of teleconference (or similar equipment which allows all persons participating in the meeting to hear each other simultaneously), and participation by such means shall constitute presence in person at such meeting.

          (c)   Quorum. For any meeting of the Members, the presence in person or by proxy of a Majority of the Members at the time of the action taken shall constitute a quorum for the transaction of business.

          (d)   Proxies.

               (i)   A Member may cast, or authorize the casting of, a vote by filing a written appointment of a revocable proxy with the other Members at or before the meeting at which the appointment is to be effective. The Member may sign or authorize the written appointment by fax, or other means of electronic transmission stating, or submitted with information sufficient to determine, that the Member authorized the transmission. Any copy, facsimile, telecommunication, or other reproduction of the original of either the writing or the transmission may be used in lieu of the original, if it is a complete and legible reproduction of the entire original. A Member may not grant or appoint an irrevocable proxy.

               (ii) The Members agree to grant proxies to each Excepted Public Power Participant, for the purpose of granting to any such Excepted Public Power Participant the ability to exercise a number of votes equal to its Proportional Value Share. The proxies shall be granted by the Members such that, following such grant, each Member retains voting rights equal to its Proportional Value Share. Any proxy granted to an Excepted Public Power Participant shall immediately terminate upon the termination (whether such termination is voluntary or involuntary) of the Public and Cooperative Power Operating Agreement between such Excepted Public Power Participant and the Company.

          (e)   Vote Required. Unless otherwise specifically provided herein, all matters requiring the approval or consent or permitting the veto of the Members shall be decided by an affirmative vote or written consent of a Majority of the Members.

          (f)   Waiver of Notice. Notice of a meeting of the Members need not be given to any Member who submits a signed waiver of notice, in person, either before or after the meeting. The presence of a Member at a meeting of the Members, who does not protest prior to the conclusion of the meeting a lack of notice of such meeting, shall constitute a waiver of notice by such Member.

     8.4    Power to Bind the Company. Except as specifically provided pursuant to Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 of this Agreement or the Act, the Members, other than the Managing Member, shall not participate in the control or operation of the Company. No Member, other than the Managing Member, shall have the authority to sign or deliver any instrument transferring or affecting the Company’s interest in any real or personal property. No Member (acting in its capacity as such), other than the Managing Member, shall have any authority to bind the Company to any third party with respect to any matter.

     8.5    Specific Matters Subject to Member Veto.

          (a)   In addition to any other matter requiring approval of the Members under Sections 7.7, 8.5, 9.1(b), 9.9, 10.2, 10.3 and 10.7 and Article 12 and any nonwaivable provisions of the Act or other applicable law, a Majority of the Members may vote to veto any of the actions set forth below. The Managing Member shall call a meeting of the Members pursuant to Section 8.3 hereof prior to taking any of the actions set forth below on behalf of the Company:

               (i)   Changes in the TRANSLink Rate Schedule or other agreements in respect of revenue allocation;

               (ii)   Any merger, consolidation, sale of equity or similar transaction that results in a “change in control” of the Company, a sale or disposition of all or substantially all of its assets, or a liquidation, dissolution or winding up of the affairs of the Company (a “change in control” as applied herein to the Company shall be deemed to have occurred if, following the consummation of any transaction, less than fifty percent (50%) of the outstanding Percentage Interests of the Company (or any successor entity resulting from such transaction), is held by those holders of the Percentage Interests in the Company immediately prior to the consummation of such transaction);

               (iii)   Any material amendments or material waivers of rights by the Company under any of the Definitive Agreements;

               (iv)   Any proposed transaction, contract, agreement or arrangement regarding the Company that (x) is unrelated to the Company’s business purpose; (y) would substantially impair the ability to conduct the ordinary business of the Company; or (z) otherwise contravenes any of the Definitive Agreements;

               (v)   A voluntary bankruptcy filing by the Company;

               (vi)   Make any loan to or guarantee the debt of any Member;

               (vii)   Own or acquire any ownership interest in any Member;

               (viii)   Any proposal to issue more than twenty percent (20%) of the outstanding equity of the Company or any proposal to issue more than ten percent (10%) of the outstanding equity of the Company to an Affiliate, except to a Member that is a party to a Transfer Agreement at the Closing;

               (ix)   Any acquisition or business development opportunity that is not related to the provision of electric transmission service;

               (x)   Any proposal to amend this Agreement; and

               (xi)   Any proposal, pursuant to Section 3.2(b)(ii) hereof, to acquire any new Member’s Transmission Assets at a price in excess of their Net Book Value.

          (b)   In addition to the matters with respect to which the Majority of Members may exercise veto power hereunder, holders of LLC Interests shall have the right to vote on matters for which the approval of the members of a limited liability company under the Act is required, provided, however, that the affirmative vote of the Majority of the Members shall be required to approve any such matter.

ARTICLE 9

Transfer of Interests in the Company; Withdrawal of Members

     9.1   Prohibited Transfers.

          (a)   Class A Interests and Class C Interests. Except as provided in Section 9.2 of this Agreement, no Member may Transfer any Class A Interest or Class C Interest in the Company, and any such Transfer in violation of this Article 9 shall be null and void as against the Company or any other Member, except as otherwise required by law, and the Transferring or withdrawing Member shall be liable to the Company and the other Members for all damages that they may sustain as a result of such attempted Transfer.

          (b)   Class B Interests. In addition to the requirements of Section 9.2 of this Agreement, no Member may Transfer any Class B Interest in the Company without the prior written consent of all of the Members, except in connection with a transfer of Transmission Assets by a Member as permitted by and pursuant, to the Transfer Agreements. Any Transfer in violation of this Article 9 shall be null and void as against the Company or any other Member, except as otherwise required by law, and the Transferring or withdrawing Member shall be liable to the Company and the other Members for all damages that they may sustain as a result of such attempted Transfer.

     9.2    Permitted Transfers by Members. No Member may Transfer all or a portion of its Class A Interest, Class B Interest or Class C Interests in the Company unless:

          (a)   the Member desiring to consummate such Transfer (the “Assigning Member”), and the prospective Transferee each execute, acknowledge and deliver to all the other Members such instruments of transfer and assignment with respect to such Transfer and such other instruments as are necessary to effectuate such Transfer;

          (b)   the Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets;

          (c)   the Transfer will not result in or create a “prohibited transaction” as defined in Internal Revenue Code Section 4975(c) or result in or cause the Company or any Member to be liable for excise tax under Chapter 42 of the Internal Revenue Code or result in or cause the Company or the Company’s assets to become the assets of an employee benefit plan (as defined in Section 3(3) of ERISA);

          (d)   the Transfer will not cause any violation of or an event of default under, or result in acceleration of any indebtedness under, any note, mortgage, loan, or similar instrument or document to which the Company is a party; and

          (e)   the Transfer will not (i) cause a technical termination of the Company under Section 708 of the Internal Revenue Code (as determined by the Managing Member upon the advice of counsel), or (ii) cause the Company to be classified as a corporation (or an association taxable as a corporation) within the meaning of the Section 7701 of the Internal Revenue Code or as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code.

     9.3    Substitute Member. A Transferee of the whole or any part of an Interest in the Company who satisfies the conditions set forth in Section 9.2 hereof shall have the right to become a Member in place of the Assigning Member (a “Substitute Member”) only if all of the following conditions are satisfied:

          (a)   the fully executed and acknowledged written instrument of assignment that has been filed with the Company sets forth a statement of the intention of the Assigning Member that the Transferee become a Substitute Member in its place;

          (b)   the Transferee executes, adopts and acknowledges this Agreement, and those certain other agreements set forth in Schedule 9.3 attached hereto, and agrees to assume all the obligations of the Assigning Member hereunder and thereunder; and

          (c)   any costs of the Transfer incurred by the Company shall have been reimbursed to the Company by the Assigning Member or the Transferee.

     9.4    Permitted Transfer. Notwithstanding any contrary provision in Sections 9.1 or 9.2, each Member may transfer such Member’s LLC Interest(s), at any time or from time to time, to any Person that is 100% directly or indirectly owned by such Member, the related Participant (if different than the Member), or the related holding company. In the event that such Person or any other direct or indirect parent of such Person is proposed to be sold , the LLC Interest(s) of such Person in the Company shall be first transferred to a Person that is 100% directly or indirectly owned by the related Member, the related Participant (if different than the Member), or the related holding company. A Member may Transfer its LLC Interest(s) in connection with such Member’s merger, consolidation, or sale of all or substantially all of such Member’s assets, so long as the surviving or purchasing entity executes, adopts and acknowledges this Agreement, and those certain other agreements set forth in Schedule 9.3 attached hereto, and agrees to assume all the obligations of such Member hereunder and thereunder.

     9.5    Transfer Procedures. Any Member that intends to transfer part or all of its LLC Interest(s) (other than pursuant to a conversion thereof pursuant to the Stockholders Agreement of the Corporate Manager) shall notify the Corporate Manager and the Members in writing (a “Transfer Notice”) of its intention to transfer, the Percentage Interest proposed to be transferred, and the date on which such transfer is proposed to occur, which date shall be at least sixty (60) days after the date of such notice (the “Transfer Date”).

     9.6    [RESERVED]

     9.7    Preemptive Rights.

          (a)   Preemptive Rights in Connection with the Issuance of Class C Interests.

               (i)   The Company shall not issue or sell any Class C Interests pursuant to Section 3.3(b) hereof, unless prior to the issuance or sale of such Class C Interests each Member holding Class C Interests shall have been given the opportunity (such opportunity being herein referred to as the “Cash Preemptive Right”) to purchase (on the same terms as such Cash Preemptive Right Interests are proposed to be sold) a proportion of such Class C Interests being issued or offered for sale by the Company equal to the ratio (expressed as a percentage) of such Member’s issued and outstanding Class C Interests as of the date of the Cash Preemptive Notice (as defined below) to all of the Company’s issued and outstanding Class C Interests on such date. For purposes of this Section 9.7(a), the “Cash Preemptive Right” shall not include or apply to (A) up to an aggregate of        Class C Interests issuable pursuant to one or more employee equity plans or option plans, (B) Class C Interests issued in consideration of services provided by third party vendors and/or service providers, (C) Class C Interests issued in connection with a recapitalization, reclassification, stock split or other similar event, or (D) LLC Interests issued or sold pursuant to an IPO (if applicable).

               (ii)   At least thirty (30) days prior to the issuance or sale by the Company of any Class C Interests pursuant to Section 3.3(b) hereof, the Company shall give written notice thereof (the “Cash Preemptive Notice”) to each Member holding Class C Interests. The Cash Preemptive Notice shall specify (A) the total amount of capital proposed to be raised by the Company pursuant to the issuance or sale of Class C Interests, (B) the number of LLC Interests of such Class C Interests proposed to be issued or sold, (C) the price and other terms of their proposed issuance or sale, (D) the number of such Class C Interests which such Member is entitled to purchase (determined as provided in subsection 9.7(a)(i), above), and (E) the period during which such Member may elect to purchase such Class C Interests, which period shall extend for at least thirty (30) days following the receipt by such Member of the Cash Preemptive Notice (the “Cash Preemptive Acceptance Period”). Each Member that desires to purchase Class C Interests shall notify the Company within the Cash Preemptive Acceptance Period of the number of Class C Interests such Member wishes to purchase, as well as the number, if any, of additional Class C Interests such Member would be willing to purchase in the event that all of the Class C Interests subject to the Cash Preemptive Right are not subscribed for by the other applicable Members.

               (iii)   In the event a Member declines to subscribe for all or any part of its portion (determined as provided in Section 9.7(a)(i) above) of any Class C Interests which are subject to the Cash Preemptive Right (the “Declining Cash Preemptive Purchaser”) during the Cash Preemptive Acceptance Period, then the other Members shall have the right to subscribe for all (or any declined part) of the Declining Cash Preemptive Purchaser’s portion of such Class C Interests (to be divided among the other Members desiring to exercise such right on a ratable basis (as provided in Section 9.7(a)(i) above)).

               (iv)   Any such Class C Interest which none of the Members elect to purchase in accordance with the provisions of this Section 9.7(a) may be sold by the Company, within a period of one hundred and eighty (180) days after the expiration of the Cash Preemptive Acceptance Period, to any other Person or Persons at not less than the price and upon other terms and conditions not less favorable to the Company than those set forth in the Cash Preemptive Notice.

          (b)   Equity Accounting Preemptive Rights.

               (i)   The Company shall not issue or sell Class A Interests or other securities convertible into or exchangeable for Class A Interests to a Member (or a prospective Member) if such issuance or sale would cause a Member that utilizes equity accounting (an “Equity Accounting Eligible Member”) to lose eligibility for equity accounting (such Equity Accounting Eligible Member shall be referred to as an “At-Risk Equity Accounting Eligible Member”), unless prior to the issuance or sale of such Class A Interests each At-Risk Equity Accounting Eligible Member shall have been given the opportunity (such opportunity being herein referred to as the “Preemptive Right”) to purchase for cash, at a price per Class C Interest based on the effective purchase price applicable to the Member (or prospective Member)

(as applicable), that number of Class C Interests, which the Company shall issue and sell in addition to the Class A Interests, required to prevent such At-Risk Equity Accounting Eligible Member from losing eligibility for equity accounting.

               (ii)   At least thirty (30) days prior to the issuance or sale by the Company of any Class A Interests, the Company shall give written notice thereof (the “Preemptive Notice”) to each At-Risk Equity Accounting Eligible Member. The Preemptive Notice shall specify (A) the total amount of capital proposed to be raised by the Company pursuant to the issuance or sale of Class A Interests, (B) the number of such Class A Interests proposed to be issued or sold, (C) the price and other terms of their proposed issuance or sale, (D) the number of Class C Interests which such At-Risk Equity Accounting Eligible Member is entitled to purchase (determined as provided in subsection 9.7(a), above), and (E) the period during which such At-Risk Equity Accounting Eligible Member may elect to purchase such Class C Interests, which period shall extend for at least thirty (30) days following the receipt by such At-Risk Equity Accounting Eligible Member of the Preemptive Notice (the “Preemptive Acceptance Period”). Each At-Risk Equity Accounting Eligible Member that desires to purchase Class C Interests shall notify the Company within the Preemptive Acceptance Period of the number of Class C Interests such At-Risk Equity Accounting Eligible Member wishes to purchase.

     9.8    Involuntary Withdrawal by a Member. Upon the occurrence of an event referenced in Section 18-304 of the Act, or any successor provision thereto, the Member with respect to whom such event occurred shall forthwith cease to be a Member and shall have no rights or powers as a Member and the continuation of the Company shall be governed by Section 10.2 of this Agreement. Upon such withdrawal, the withdrawing Member (i) shall not be entitled to a return of Transmission Assets or cash contributed to the Company, and (ii) shall not be entitled to terminate any Transfer Agreement by reason of such withdrawal (if applicable).

     9.9    Voluntary Withdrawal by a Member.

          (a)   No Member may resign or withdraw from the Company without the prior written consent of all of the Members, which consent may not be unreasonably withheld, conditioned or delayed. In the event that a Member withdraws pursuant to this Section 9.9, such withdrawing Member (i) shall not be entitled to a return of Transmission Assets or cash contributed to the Company, (ii) shall not be entitled to terminate any Transfer Agreement by reason of such withdrawal (if applicable), and (iii) shall be obligated to enter into a reasonable interconnection agreement with the Company (if applicable).

          (b) Notwithstanding Section 9.9(a) above, any Member that is a Party to a Transfer Agreement that holds only Class B Interests shall be deemed to have voluntarily withdrawn from the Company at such time as all of such Member’s Lease Agreement(s), Private Power Operating Agreement(s) and Public and Cooperative Power Operating Agreement(s) are no longer in full force and effect, and any Class B Interests issued to such Member in connection with such Lease Agreement(s), Private Power Operating Agreement(s) and Public and Cooperative Power Operating Agreement(s) shall no longer be deemed to be outstanding, and all of such holder’s rights as a Member of the Company by reason of the ownership of such Class B Interests shall cease.

     9.10    Effect of Transfer. No Transfer shall relieve any Member from its obligations incurred hereunder or pursuant to any Transfer Agreement (as applicable) prior to such Transfer.

ARTICLE 10

Dissolution and Liquidation

     10.1    Dissolution. Subject to Section 10.2, the Company shall be dissolved upon the first of the following events to occur (each a “Dissolution Event”):

          (a)   The withdrawal, resignation, dissolution or liquidation of a Member, or the occurrence of an event resulting in the Member ceasing to be such under the Act, it being understood that the conversion of a Member’s LLC Interest(s) shall not be deemed a Dissolution Event;

          (b)   One hundred eighty (180) days after the filing of a bankruptcy petition, provided that such petition has not been dismissed in the interim;

          (c)   The sale, Transfer or other disposition of all or substantially all the assets of the Company, including condemnation by eminent domain;

          (d)   An agreement in writing by all of the Members to dissolve the Company;

          (e)   An entry of a decree of judicial dissolution of the Company; or

          (f)   The occurrence of any other event specified under the Act as one requiring such dissolution.

     10.2    Election to Continue the Business. The Company shall not be dissolved pursuant to a Dissolution Event specified in Subsections 10.1(a) or (f) (except as otherwise provided in the Act), if, within 45 days of such Dissolution Event, a Majority of the Members remaining agree in writing to continue the business of the Company, and in the event there is only one remaining Member, such Member shall have the right to admit a new Member in accordance with the terms of this Agreement.

     10.3    Closing of Affairs. In the event of the dissolution of the Company for any reason, and in the absence of an election to continue the business of the Company, an independent liquidator (the “Liquidator”) selected by a Majority of the Members remaining shall commence to close the affairs of the Company, to liquidate its investments and to terminate the Company. The Liquidator shall act as a fiduciary to the Company and shall have full right and unlimited discretion to manage the business of the Company during the period of closing the affairs of the Company and to determine the time, manner and terms of any sale or sales of Company property pursuant to such liquidation. Upon complete liquidation of the Company’s property and compliance with the distribution provisions set forth in Section 10.4 hereof, the Company shall cease to be such and the Liquidator shall execute, acknowledge and cause to be filed all certificates necessary to terminate the Company.

     10.4    Distributions Upon Dissolution.

          (a)   The Liquidator shall, as soon as practicable, close the affairs of the Company, adjust the Book Tax Values of all Company assets in accordance with the definition of Book Tax Value and sell or distribute the assets of the Company. The assets of the Company shall be applied, to the extent permitted by the Act, in the following order of priority:

               (i)   First, to pay the costs and expenses of the closing of the affairs and liquidation of the Company;

               (ii)   Second, to pay any outstanding Management Fees due the Corporate Manager;

               (iii)   Third, to pay the debts and liabilities of the Company, including any outstanding amounts due under the Transfer Agreements (other than the ROE Components of such amounts);

               (iv)   Fourth, to establish reserves adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company, provided that at the expiration of such period of time as the Liquidator may reasonably deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

               (v)   Fifth, to Members, pari passu, (A) that are parties to Transfer Agreements for their respective ROE Components, and (B) holding Class C Interests in respect of their accrued but unpaid Class C Dividends; and

               (vi)   Finally, to all Members holding Class A Interests and/or Class C Interests, based on their respective Percentage Interests.

          (b)   If upon termination and liquidation of the Company, the Liquidator determines that (i) an immediate sale of part or all of the assets of the Company would cause undue loss to the Members, and (ii) the assets of the Company would be readily susceptible to division for distribution in kind to the Members, then to that extent the Liquidator may distribute such assets to the Members in kind. For such purposes, the assets of the Company shall be valued at fair market value at the time of distribution to be determined by an independent appraiser selected in good faith by the Liquidator.

     10.5    Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation.

     10.6    Deficit Upon Liquidation. Except to the extent otherwise provided in this Agreement or by law with respect to third-party creditors of the Company, upon liquidation, none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

     10.7   Financing Liquidation.

          (a)   In the event that the Company or its Managing Member has not consummated a Qualified Institutional Financing, as defined below, within three (3) years following the Operations Date, then, in such event, a Majority of the Members, by provision of written notice to the Managing Member and all other Members, may recommend that the Company be liquidated in accordance with the provisions set forth hereunder in this Section 10.7. Such written notice must be provided within sixty (60) days following the end of such three year period, otherwise this provision shall be of no further force or effect. In the event that the Managing Member, in its good faith business judgment, rejects the Majority of the Members’ recommendation in such written notice, the Managing Member, not later than fifteen (15) days of receiving such written notice, shall send prompt written notice of such rejection to the Members. Not later than thirty (30) days after receiving such written notice from the Managing Member, Members holding not less than seventy-five percent (75%) of the issued and outstanding Class B Interests, by written notice, may override the written notice of rejection provided by the Managing Member, whereupon the Managing Member shall liquidate the Company in accordance with the provisions set forth in this Section 10.7. For purposes of this Section 10.7, a “Qualified Institutional Financing” shall mean the closing of a financing transaction (including equity, debt or any hybrid thereof) pursuant to which the Company or the Managing Member obtains financing proceeds from one or more institutional investors, that are not Affiliates of the Company, of no less than $400 million (determined after deduction for any underwriting fees or similar fees).

          (b)   Upon the Company’s and Managing Member’s receipt of either (i) written notice from a Majority of the Members and acceptance by the Managing Member, or (ii) written notice from Members holding not less than seventy-five percent (75%) of the issued and outstanding Class B Interests, as applicable, the Managing Member shall use best efforts on an expedited basis to: (1) close the affairs of the Company and cause the Company to cease doing business; (2) pay all outstanding debts and liabilities of the Company, including any amounts then outstanding under the Transfer Agreements and any unpaid Class C Dividends; (3) terminate all Transfer Agreements (it being understood that each such Transfer Agreement shall contain a provision pursuant to which the Company can terminate each such Transfer Agreement in accordance with this Section 10.7 and arrange for an orderly transfer of Functional Responsibility and control of all Transmission Assets back to the Participant that is the party to each respective Transfer Agreement); (4) distribute to each Member, that previously entered into an Asset Contribution Agreement with the Company (a “Contributing Member”), ownership and control of all such Transmission Assets (to the extent then in service) that such Contributing Member had previously contributed to the Company (the “Previously Contributed Assets”); (5) dispose of any remaining noncash assets of the Company in the manner that the Managing Member deems likely to result in the realization of the highest value for such assets; and (6)

thereafter, distribute any remaining funds to the Members, pari passu, in accordance with their Capital Accounts.

          (c)   In connection with the actions required to be taken by the Managing Member pursuant to Section 10.7(b) above, the Managing Member, on behalf of the Company, and each of the Members agree to act in good faith and cooperate to effect the transactions set forth in this Section 10.7 including, but not limited to: (i) taking any actions reasonably necessary and appropriate with FERC and any other state or regulatory authority to obtain any authorizations and/or consents that are necessary to effect such transactions; (ii) negotiating in good faith with any outstanding creditors or lenders of the Company in order to obtain any necessary consents to effect such transactions; and (iii) taking all other actions necessary to effect the foregoing including approving or executing all necessary resolutions, certifications and other instruments.

          (d)   In the event that the Managing Member determines that the distribution of the Previously Contributed Assets to the Contributing Members cannot be consummated because of outstanding liabilities or debts of the Company, then all of the Members shall be required to make a cash capital contribution, pari passu, based on the relative Member Proportional Value Shares, as determined at the time the written notice from the Majority of the Members and acceptance of such notice by the Managing Member, or written notice of the Members holding not less than seventy-five percent (75%) of the issued and outstanding Class B Interests, as applicable, is given. The total cash capital contribution to be made shall equal the amount that the Managing Member, after taking into account funds realized in connection with the disposition of any assets referred to in subsection b(5) above, shall be the amount that the Managing Member determines is necessary to satisfy liabilities and debts of the Company such that the Company can distribute the Previously Contributed Assets to the Contributing Members in accordance with applicable laws including any fraudulent conveyance and insolvency laws. The Managing Member shall provide notice to each such Member setting forth a computation of the total amount of cash needed and each such Member’s share. Such notice shall also include a date by which such cash capital contribution shall be made.

ARTICLE 11

Indemnification

     11.1    Indemnity. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, an employee or an agent of the Company, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of this Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful; provided that such indemnity shall not be mandatory for any Person seeking indemnity in connection with a proceeding voluntarily initiated by such Person unless such proceeding was authorized by the Managing Member. No Member shall be indemnified with respect to actions (i) between such Member and the

Company, or (ii) between such Member or any of its Affiliates and any other Member or Members and any of such Member or Members Affiliates, other than the Company.

     11.2    Advance Payment of Expenses. The expenses of Members incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel other than Members may be entitled under any contract or otherwise by law.

     11.3    Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article 11:

          (a)   Does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under the Act or any agreement, vote of Members or otherwise, for either an action in any such Person’s official capacity or an action in another capacity while holding such Person’s office, except that indemnification, unless ordered by a court, shall not be made to or on behalf of any Member if a final adjudication established that such Member’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and

          (b)   Continues for a Person who has ceased to be a Member, employee or agent and inures to the benefit of the heirs, executors and administrators of such a Person.

ARTICLE 12

Amendment to Agreement

     12.1    Amendments to this Agreement may be made by a Majority of the Members; provided, however, that any amendment that disproportionately affects the voting or economic rights of a Member or a class of Members shall be subject to the approval of such Member or the approval of a majority of such class of Members, as applicable. An amendment shall become effective as of the date of such approval or as otherwise provided in the Act.

ARTICLE 13

General Provisions

     13.1    Other Activities. A Member may engage or invest in, and devote its time to, any other business venture or activities of any nature and description (independently or with others) and shall have no duties or liabilities under this Agreement to any other Member or other Person for engaging in such activities or pursuing such opportunities.

     13.2   Nondisclosure; Publicity. The Members shall not, at any time directly or through others, use, disclose, publish or otherwise disseminate any and all confidential information of the Company or that of the Members discovered, developed or known by the Members as a consequence of their respective ownership of, employment by or relationship with the Company, including information entrusted to the Company by others, and any proprietary rights, inventions or tangible unpatented proprietary rights of the Company, except that a Member may disclose information to an Affiliate provided that such Affiliate agrees to be bound by the provisions of this Section 13.2, and except as required for any Member’s financing, banking or other credit relationships or for any Member’s compliance with the securities laws or other applicable laws.

     13.3    Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by certified mail in any such case directed or addressed to the respective addresses set forth in Schedule 2.8 attached hereto, or (iv) transmitted by facsimile to the facsimile number set forth in Schedule 2.8 attached hereto, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of certified mail, upon receipt of the written signature card indicating acceptance by addressee; and (d) in the case of facsimile notices, the Business Day following the date on which electronic indication of receipt is received. Any Member may change its address and facsimile number by written notice to the other parties given in accordance with this Section 13.3, following the effectiveness of which notice Schedule 2.8 attached hereto shall be updated accordingly.

     13.4   Construction Principles. As used in this Agreement, words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

     13.5    Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument. Facsimile counterpart signatures shall be acceptable and binding.

     13.6    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the parties’ expectations regarding this Agreement. Otherwise, the parties hereto agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

     13.7      Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective successors and permitted assigns.

     13.8      Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

     13.9      No Third Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and their successors and permitted assigns and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

     13.10    Injunctions. Irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, such remedy being in addition to any other remedy to which any such party may be entitled at law or in equity.

     13.11    Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

     13.12    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

     13.13    Dispute Resolution.

          (a)   Generally. Except for disputes or controversies that are subject to the appraisal arbitration procedures set forth in Sections 3.2(b)(1) hereof, any dispute or controversy as may arise out of or relating to this Agreement, including any question regarding its existence, validity or construction shall be resolved as follows: (i) prior to the initiation of any action before a Governmental Authority, such dispute or controversy shall be subject to the alternative dispute resolution process set forth in Section 13.13(b) below; and (ii) thereafter, such dispute or controversy may be submitted to any Governmental Authority having jurisdiction under applicable law.

          (b)   Alternative Dispute Resolution Process. To the fullest extent permitted by applicable law, any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be referred to one or more designated representatives of each party in dispute for resolution on an informal basis as promptly as practicable. In the event the designated representatives are unable to resolve the dispute within thirty (30) days or such other period as the affected parties may agree upon, the alternative dispute resolution process set forth herein shall terminate.

[Signatures appear on the following pages]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Limited Liability Company Agreement of TRANSLink Transmission Company, LLC as of the date first written above.

CORPORATE MANAGER

By:

Name:

Title:

[ ]

By:

Name:

Title:

[ ]

By:

Name:

Title:

SCHEDULE 1

Schedule of Definitions for Corporate Agreements

SCHEDULE 2.8

Members; Percentage Interests

Member’s Name Address and Facsimile           Percentage Interest

TRANSLink Management Corp.

[To Come]

[To Come]

SCHEDULE 3.1 (c)

Member Proportional Value Share

SCHEDULE 3.1 (d)

Calculation of Class C Dividend

1.     Total cumulative cash contributions pursuant to Section 3.3

2.     +/- Total cumulative Profit/Loss allocated for book purposes pursuant to Section 4.1

3.     – Total cumulative cash distributions pursuant to section 5

4.     – Allocation of ADIT

5.     = Base for Class C Dividend calculation

6.     Multiply by [     %] [Pre-Tax ROE%]

7.     = Total class C dividend for such year

8.     Divide by 12,

9.     = Monthly Class C Dividend pursuant to Section 5.1 (iii)

SCHEDULE 3.2 (a)

Transmission Assets and/or Cash Contributions

Member’s Name           Transmission Assets and Their Value and/or Cash Contributions

SCHEDULE 3.4 (a)

Initial Budget

SCHEDULE 3.4 (b)(i)

Form of Initial Member Note

SCHEDULE 3.4 (b)(ii)

Initial Member Loans

Initial Member’s Name           Loan Amount(s)

SCHEDULE 9.3

Other Agreements